Exhibit 99.1

Contact:	David B. Edelson Chief Financial Officer (212) 521-2439 Mary Skafidas Investor and Public Relations (212) 521-2788

  NEWS RELEASE

LOEWS CORPORATION REPORTS INCOME FROM CONTINUING OPERATIONS OF
$303 MILLION FOR THE SECOND QUARTER OF 2014

BOOK VALUE PER SHARE OF $51.85

NEW YORK, August 4, 2014—Loews Corporation (NYSE:L) today reported income from continuing operations for the 2014 second quarter of $303 million, or $0.79 per share, compared to $261 million, or $0.67 per share, in the 2013 second quarter. Income from continuing operations for the six months ended June 30, 2014 was $568 million, or $1.47 per share, compared to $583 million, or $1.49 per share in the prior year period.

Net income attributable to Loews for the three months ended June 30, 2014 includes a loss from discontinued operations of $187 million primarily consisting of an impairment loss of $167 million at HighMount Exploration & Production, LLC related to the excess carrying value over the estimated fair value, less costs to sell. Net income for the six months ended June 30, 2014 includes a loss from discontinued operations of $393 million primarily related to the HighMount impairment loss and an impairment loss of $193 million at CNA Financial Corporation related to the sale of its annuity and pension deposit business.

Book value per share excluding accumulated other comprehensive income (AOCI) increased to $49.74 at June 30, 2014 from $49.38 at December 31, 2013 and $49.26 at June 30, 2013.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2014	2013	2014	2013

Income before net investment gains (losses)	$312	$269	$553	$579
Net investment gains (losses)	(9)	(8)	15	4
Income from continuing operations	303	261	568	583
Discontinued operations, net (a) (b)	(187)	8	(393)	(72)
Net income attributable to Loews Corporation	$116	$269	$175	$511
Net income per share:
Income from continuing operations	$0.79	$0.67	$1.47	$1.49
Discontinued operations, net	(0.49)	0.02	(1.02)	(0.18)
Net income per share	$0.30	$0.69	$0.45	$1.31

	June 30,		Year Ended
	2014	2013	December 31, 2013

Book value per share	$51.85	$49.36	$50.25
Book value per share excluding AOCI	49.74	49.26	49.38

(a)	Includes an impairment loss of $167 million for the three and six months ended June 30, 2014 related to the excess carrying value of HighMount over the estimated fair value, less costs to sell.
(b)	Includes an impairment loss of $193 million related to the sale of CNA’s annuity and pension deposit business for the six months ended June 30, 2014.

Three Months Ended June 30, 2014 Compared to 2013

Income from continuing operations increased primarily due to higher earnings at CNA and increased parent company investment income as a result of improved performance of the trading portfolio. These increases were partially offset by lower earnings at Diamond Offshore Drilling, Inc.

CNA’s earnings were impacted by improved current accident year underwriting results substantially offset by unfavorable net prior year development. Additionally, CNA’s earnings increased due to a curtailment gain of $50 million (after tax and noncontrolling interests) related to the re-measurement of postretirement benefit obligations and improved results in the Life & Group Non-Core business. The 2013 results included a legal settlement benefit of $27 million (after tax and noncontrolling interests).

Diamond Offshore’s earnings decreased primarily due to lower utilization, higher contract drilling costs and increased interest expense as a result of higher debt levels. These declines were partially offset by higher dayrates earned.

Net income decreased primarily due to the loss from discontinued operations attributable mainly to the impairment loss at HighMount, partially offset by the increase in income from continuing operations as discussed above.

Six Months Ended June 30, 2014 Compared to 2013

Income from continuing operations decreased primarily due to lower earnings at Diamond Offshore and a $55 million charge (after tax and noncontrolling interests) related to the write-off of all previously capitalized costs incurred by the Company and Boardwalk Pipeline for the proposed Bluegrass project. These decreases were partially offset by higher earnings at CNA and increased parent company investment income as a result of improved performance of the trading portfolio.

CNA’s earnings increased primarily due to the reasons discussed in three month comparison above, partially offset by lower net investment income as a result of reduced limited partnership income, and higher catastrophe losses.

Diamond Offshore’s earnings decreased primarily due to the reasons discussed in three month comparison above.

Net income decreased primarily due to the loss from discontinued operations attributable mainly to the impairment losses at HighMount and CNA as well as the decrease in income from continuing operations as discussed above.

SHARE REPURCHASES

At June 30, 2014, there were 383.0 million shares of Loews common stock outstanding. During the three and six months ended June 30, 2014, the Company repurchased 3.9 million and 4.5 million shares of its common stock at an aggregate cost of $171 million and $195 million. From July 1, 2014 to August 1, 2014, the Company repurchased an additional 2.5 million shares of its common stock at an aggregate cost of $107 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. ET, today. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 68031976. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for 10:00 a.m. ET, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 430-8705, or for international callers, (719) 325-2452. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. ET, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (866) 318-8614 or for international callers, (617) 399-5133. The conference ID number is 59984967. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Diamond Offshore was held on Thursday, July 24, 2014. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

# # #

ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and two wholly owned subsidiaries: Loews Hotels & Resorts and HighMount Exploration & Production LLC. For more information please visit www.loews.com.

# # #

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
(In millions)	Three Months		Six Months
	2014	2013	2014	2013
Revenues:
CNA Financial	$2,454	$2,464	$4,875	$4,900
Diamond Offshore	701	760	1,411	1,492
Boardwalk Pipeline	295	304	652	633
Loews Hotels	112	101	217	195
Investment income and other	45	1	98	9
	3,607	3,630	7,253	7,229
Investment gains (losses) – CNA Financial	(14)	(14)	28	5
Total	$3,593	$3,616	$7,281	$7,234
Income (Loss) Before Income Tax:
CNA Financial (a)	$379	$286	$638	$617
Diamond Offshore	112	257	280	462
Boardwalk Pipeline (b)	54	67	77	166
Loews Hotels	9	2	14	2
Investment income, net	46	1	97	8
Other (c)	(40)	(33)	(74)	(57)
	560	580	1,032	1,198
Investment gains (losses) – CNA Financial	(14)	(14)	28	5
Total	$546	$566	$1,060	$1,203
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$244	$180	$420	$386
Diamond Offshore	42	87	111	169
Boardwalk Pipeline (b)	17	22	(1)	55
Loews Hotels	5	1	8	1
Investment income, net	30	1	64	6
Other (c)	(26)	(22)	(49)	(38)
	312	269	553	579
Investment gains (losses) – CNA Financial	(9)	(8)	15	4
Income from continuing operations	303	261	568	583
Discontinued operations, net (d) (e)	(187)	8	(393)	(72)
Net income attributable to Loews Corporation	$116	$269	$175	$511

(a)
Includes an $86 million  curtailment gain ($50 million after tax and noncontrolling interests) related to a negative plan amendment and the re-measurement of postretirement benefit obligations at CNA for the three and six months ended June 30, 2014.

(b)
Includes a loss of $94 million ($55 million after tax and noncontrolling interests) for the six months ended June 30, 2014 to write off all previously capitalized costs incurred related to the Bluegrass project.

(c)	Consists primarily of corporate interest expense and other unallocated expenses.
(d)	Includes an impairment loss of $167 million for the three and six months ended June 30, 2014 related to the excess carrying value of HighMount over the estimated fair value, less costs to sell.
(e)	Includes an impairment loss of $193 million for the six months ended June 30, 2014 related to the sale of CNA's annuity and pension deposit business.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
(In millions, except per share data)	Three Months		Six Months
	2014	2013	2014	2013
Revenues:
Insurance premiums	$1,811	$1,800	$3,617	$3,564
Net investment income	597	535	1,174	1,134
Investment gains	(14)	(14)	28	5
Contract drilling revenues	650	745	1,335	1,445
Other	549	550	1,127	1,086
Total	3,593	3,616	7,281	7,234

Expenses:
Insurance claims and policyholders’ benefits	1,441	1,485	2,887	2,881
Contract drilling expenses	395	369	765	744
Other (a) (b)	1,211	1,196	2,569	2,406
Total	3,047	3,050	6,221	6,031

Income before income tax	546	566	1,060	1,203
Income tax expense	(145)	(163)	(248)	(323)
Income from continuing operations	401	403	812	880
Discontinued operations, net of income tax (c) (d)	(186)	9	(413)	(70)
Net income	215	412	399	810
Amounts attributable to noncontrolling interests	(99)	(143)	(224)	(299)
Net income attributable to Loews Corporation	$116	$269	$175	$511

Net income attributable to Loews Corporation
Income from continuing operations	$303	$261	$568	$583
Discontinued operations, net (c) (d)	(187)	8	(393)	(72)
Net income	$116	$269	$175	$511

Diluted income per share:
Income from continuing operations	$0.79	$0.67	$1.47	$1.49
Discontinued operations, net	(0.49)	0.02	(1.02)	(0.18)
Diluted income per share attributable to Loews Corporation	$0.30	$0.69	$0.45	$1.31

Weighted diluted number of shares	386.37	389.62	387.21	390.88

(a)
Includes an $86 million curtailment gain ($50 million after tax and noncontrolling interests) related to a negative plan amendment and the re-measurement of postretirement benefit obligations at CNA for the three and six months ended June 30, 2014.

(b)
Includes a loss of $94 million ($55 million after tax and noncontrolling interests) for the six months ended June 30, 2014 to write off all previously capitalized costs incurred related to the Bluegrass project.

(c)	Includes an impairment loss of $167 million for the three and six months ended June 30, 2014 related to the excess carrying value of HighMount over the estimated fair value, less costs to sell.
(d)	Includes an impairment loss of $193 million for the six months ended June 30, 2014 related to the sale of CNA's annuity and pension deposit business.